[DESCRIPTION] Consent of Accountant

James E. Raftery, CPA, PC
946 S. Stapley Drive, Suite 103                                  (480)835-1040
Mesa, Arizona 85204FAX                                           (480)835-8832


           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I have issued my report dated May 5, 2000, accompanying the consolidated financial statements of Uptown Restaurant Group, Inc. for the year ended December 31, 1999 and my report dated July 10, 1999 accompanying the financial statements of NYB Foods, Inc. for the year ended March 31, 1999 contained in the Sixth Amendment to the Registration Statement and Prospectus on Form SB-2. I consent to the use of the aforementioned reports in the Sixth Amendment to the Registration Statement and Prospectus, and to the use of my name as it appears under the caption "Experts."



/s/ James E. Raftery, C.P.A.

Mesa, AZ
February 9, 2001